Exhibit 99.1
Contact:
John Swanson
Swanson Communications, Inc.
(516) 671-8582
LOJACK CORPORATION REPORTS
SECOND QUARTER 2011 RESULTS
Second Quarter Highlights
•	Revenue of $33.5 Million
•	Adjusted EBITDA of $2.5 Million
•	Improved Profitability on Continued Cost Control
Westwood, MA. August 2, 2011 — LoJack Corporation (NASDAQ GS: “LOJN”) today reported solid year over year growth in bottom line profitability and cash generation on lower than expected revenue for the quarter ended June 30, 2011 as compared to the quarter ended June 30, 2010. Consolidated revenue for the second quarter of 2011 was $33.5 million, down 10% from $37.4 million in the same quarter of the prior year. Revenue in the company’s North America segment was $23.7 million for the second quarter of 2011 down 8% from $25.8 million in the same quarter of the prior year. Revenue in the company’s international segment for the second quarter of 2011 was $9.1 million, down 12% from $10.3 million in the same quarter of the prior year.
Richard T. Riley, Chairman and Chief Executive Officer said, “While we were pleased with our continued progress in improving profitability, we were disappointed with our top line revenue performance in the second quarter, as we underperformed the broader domestic auto market. Revenue in the second quarter declined from prior year levels in both our North America and international segments.”
“The unit volume for our domestic business declined 10% as we continued to be negatively impacted by a shift in our historical brand and model mix and a slowdown in our bulk installations business model, due to a shortage of dealer vehicle inventory as manufacturers continue to deal with disruptions to production following the earthquake in Japan. We developed a number of specific sales programs to address the current market dynamics and we now anticipate stronger year over year growth in the second half of the year.”

“International revenue was negatively impacted by reduced shipments to a number of licensees due to increased competition in select markets and seasonal buying fluctuations. Revenue in Italy during the second quarter of 2011 increased 34% over the same period in the prior year as we continued adding subscribers and expanded our distribution channels into more dealerships and insurance brokers.”
Consolidated gross margin for the second quarter of 2011 was $17.1 million, down 12% from $19.5 million in the same quarter of the prior year due to lower sales volume. Gross margin as a percentage of revenue for the second quarter of 2011 was 51%, down from 52% in the second quarter of the prior year, as fixed costs were distributed over the lower volume.
Operating expenses in the second quarter of 2011 declined $4.0 million from the second quarter of 2010 levels to $17.0 million, due to management of overall spending. The reduced operating expenses for the second quarter of 2011 were partly offset by an increase in legal expenses over the same period of the prior year. The resulting operating income for the second quarter of 2011 was $0.1 million, an improvement of $1.6 million over the operating loss of $1.5 million in the second quarter of 2010.
Adjusted EBITDA for the second quarter of 2011, which includes the items reflected in Table 1, was $2.5 million, compared to $1.9 million in the second quarter of 2010.
Mr. Riley said, “We continued to benefit from strong cost control in the second quarter of 2011, delivering improved profitability despite the shortfall in revenue. In addition, our reduced operational expenses and overall tight cost management allowed us the flexibility to increase investments in several new sales and marketing programs to address market changes in brand mix, model rotation and dealer inventory shortages.”
Net income attributable to LoJack Corporation for the second quarter of 2011 was $0.2 million, or $0.01 per diluted share, compared to a net loss of $18.2 million, or $1.05 per diluted share, in the second quarter of the prior year. The net loss for the second quarter of 2010 included a non-cash charge of $15.1 million for the establishment of a valuation allowance against the company’s U.S. deferred tax assets.
Mr. Riley said, “We improved our profitability and strengthened our financial position during the second quarter, ending the quarter with cash and cash equivalents balance of $53.7 million, up significantly from $33.0 million in the second quarter of last year.”
“While we are pleased by our progress in improving bottom line performance and strengthening our cash position, we recognize the long term importance of restoring growth in our top line revenue. We continue to be focused on improving our domestic business through a combination of traditional and new sales and marketing programs. With a disciplined cost management structure, we are positioned to deliver positive adjusted EBITDA and operating cash flow for 2011. Our 2011 internal forecast now reflects revenue between $140 million and $145 million and adjusted EBITDA of $12 million to $14 million.”

During the second quarter of 2011, the company did not repurchase any shares under its stock repurchase plan. As of June 30, 2011, the company had an outstanding authority to repurchase 1,681,778 shares.
About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles — having recovered nearly USD$4 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery — Radio Frequency — and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.
To access the webcast of the company’s conference call to be held at 9:00 AM ET, August 2, 2011, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Events and Presentations”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.
Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the company or statements made by its employees may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity, cash flow, revenue, profit margins, adjusted EBITDA and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) the presence of competitors with greater technical, marketing, and financial resources; (vi) the company’s customers’ ability to access the credit markets; (vii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (viii) the company’s ability to successfully expand its operations; and (ix) changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission.
The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.
The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.
Table 1 — Adjusted EBITDA Computation
GAAP to Pro Forma Non-GAAP Reconciliation
(in millions)

	Three Months ended June 30, 2011	Three Months ended June 30, 2010
	$	$
Operating income (loss), as reported	$0.1	$(1.5)
Adjusted for:
Depreciation and amortization	1.8	2.2
Stock compensation expense	0.6	1.2

Adjusted EBITDA	$2.5	$1.9

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Three Months Ended June 30,
	2011	2010
	(unaudited)

Revenue	$33.5	$37.4

Cost of goods sold	16.4	17.9

Gross profit	17.1	19.5

Costs and expenses:
Product development	1.2	1.8
Sales and marketing	6.6	8.4
General and administrative	7.5	8.8
Depreciation and amortization	1.7	2.0

Total	17.0	21.0

Operating income (loss)	0.1	(1.5)

Other income (expense):
Interest income	0.1	0.2
Interest expense	(0.2)	(0.2)
Other, net	0.6	(0.8)

Total	0.5	(0.8)

Income (loss) before provision for income taxes	0.6	(2.3)
Provision for income taxes	0.4	16.1

Net income (loss)	0.2	(18.4)
Less: Net loss attributable to the noncontrolling interest	—	(0.2)

Net income (loss) attributable to LoJack Corporation	$0.2	$(18.2)

Diluted net income (loss) per share attributable to LoJack Corporation	$0.01	$(1.05)

Weighted average diluted common shares outstanding	17,991,562	17,338,904

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Six Months Ended June 30,
	2011	2010
	(unaudited)

Revenue	$63.9	$68.1

Cost of goods sold	31.7	34.2

Gross profit	32.2	33.9

Costs and expenses:
Product development	2.7	3.7
Sales and marketing	13.2	15.9
General and administrative	15.5	18.0
Depreciation and amortization	3.4	3.7

Total	34.8	41.3

Operating loss	(2.6)	(7.4)

Other income (expense):
Interest income	0.8	0.3
Interest expense	(0.3)	(0.4)
Other, net	1.3	(0.4)

Total	1.8	(0.5)

Loss before provision for income taxes	(0.8)	(7.9)
Provision for income taxes	0.6	16.2

Net loss	(1.4)	(24.1)
Less: Net loss attributable to the noncontrolling interest	—	(0.3)

Net loss attributable to LoJack Corporation	$(1.4)	$(23.8)

Diluted net loss per share attributable to LoJack Corporation	$(0.08)	$(1.37)

Weighted average diluted common shares outstanding	17,564,203	17,305,941

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$53.7	$51.8
Restricted cash	—	0.2
Marketable securities at fair value	1.6	1.4
Accounts receivable, net	20.0	26.9
Inventories	9.4	8.5
Prepaid expenses and other	3.7	4.0
Prepaid and receivable income taxes	0.8	0.7
Deferred income taxes	0.3	0.3

Total current assets	89.5	93.8

Property and equipment, net	13.0	15.1
Deferred income taxes	0.1	0.1
Intangible assets, net	0.1	0.3
Goodwill	1.7	1.7
Other assets, net	10.6	11.3

Total assets	$115.0	$122.3

Liabilities and equity
Current Liabilities:
Current portion of long term debt	$0.1	$0.2
Accounts payable	6.2	7.1
Accrued and other liabilities	9.6	11.1
Current portion of deferred revenue	20.1	21.8
Accrued compensation	3.1	4.7

Total current liabilities	39.1	44.9

Long term debt	9.9	8.8
Deferred revenue	27.6	28.8
Deferred Income Taxes	0.3	0.3
Other accrued liabilities	3.6	3.5
Accrued compensation	1.3	1.6

Total liabilities	81.8	87.9

Commitments and Contingent Liabilities

Equity:
Common stock	0.2	0.2
Additional paid-in capital	21.3	20.0
Accumulated other comprehensive income	5.6	6.7
Retained earnings	6.3	7.7

Total LoJack Corporation equity	33.4	34.6
Noncontrolling interest in subsidiary	(0.2)	(0.2)

Total equity	33.2	34.4

Total liabilities and equity	$115.0	$122.3

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Press Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.